Exhibit (a)(3)

                               Cirrus Logic, Inc.
                                 Decline Letter

        Pursuant to the Offer to Exchange Certain Options for New Options

              =====================================================
               The Offer and the withdrawal rights expire at 12:00
                  midnight, Pacific time, on December 20, 2002,
                          unless the Offer is extended.
              =====================================================

To:  E*TRADE Business Solutions Group, Inc.
     Attn: Rajal Mankad
     Telephone: (888) 680-2132
     Facsimile: (703) 236-4946

     I have received the Offer to Exchange dated November 20, 2002 and the related Letter of Transmittal (which together, as each may be amended or supplemented from time to time, constitute the "Offer") provided by Cirrus Logic, Inc., describing the stock option exchange program under which employees holding certain options to purchase common stock under the Cirrus Logic, Inc. 1996 Stock Plan, the ShareWare, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine 2001 Stock Plan and/or the Cirrus Logic, Inc. 2002 Stock Option Plan (the "Option Plans") may tender such options for cancellation in exchange for New Options to be granted under the relevant Option Plan(s). Capitalized terms not defined in this letter have the meanings assigned to those terms in the Offer to Exchange.

     By returning this Decline Letter, I am notifying Cirrus Logic that I do not currently plan to tender any of my Options or to participate in the Offer.

     I understand that Cirrus Logic is asking me to return this Decline Letter solely to aid it in the administration of the Offer. I understand that this Decline Letter is not binding in any way and that subsequent to delivering this Decline Letter to Cirrus Logic, I may change my mind and accept the Offer at any time prior to the Expiration Date. To change my mind and elect to participate in the Offer, I must send a signed and dated Letter of Transmittal via facsimile with the required information to E*TRADE Business Solutions Group, Inc., prior to the Expiration Date.

     If I do not accept the Offer, I understand that I will not receive any New Options pursuant to the Offer and I will keep my current Options. These Options will continue to be governed by the relevant Option Plan under which they were granted, and by the existing option agreement or agreements between Cirrus Logic and me.


----------------------------------------           -----------------------------
SIGNATURE:                                         DATE AND TIME

NAME AND TITLE:                                    TAX ID/SSN:
               -------------------------                      ------------------

ADDRESS:
        ------------------------------------------------------------------------

HOME TELEPHONE NUMBER:
                      ----------------------------------------------------------